AGREEMENT AND PLAN OF MERGER between GENERATION ACQUISITION
CORPORATION, a Delaware corporation, ("Generation"), and LIFE2K.COM, INC., a Delaware corporation, ("Life2K").

       WHEREAS, Generation is the holder of all the outstanding shares of common stock of Life2K; and

       WHEREAS, Generation desires and Life2K agrees that Life2K shall be merged with and into Generation in accordance with the applicable provisions of Section 253 of the Delaware General Corporation Law.

       Now, therefore, in consideration of the premises, and the mutual covenants and agreements herein contained, the parties agree as follows:

       1. ORGANIZATION OF THE PARTIES. Generation is a corporation duly organized and existing under the laws of the State of Delaware. Life2K is a wholly-owned subsidiary of Generation and is a corporation duly organized and existing under the laws of the State of Delaware.

       2. GENERATION'S CAPITALIZATION. Generation has authorized capital stock consisting of 120,000,000 shares of common stock, $.0001 par value per share, of which 10,656,750 shares are issued and outstanding, and 20,000,000 shares of undesignated preferred stock, $.0001 par value per share, of which no shares are designated or issued.

           3. LIFE2K'S CAPITALIZATION. Life2K has authorized capital stock consisting of 120,000,000 shares of Class A common stock, $.0001 par value per share, of which 17,148,250 shares are issued and outstanding, and 20,000,000 shares of undesignated preferred stock, $.0001 par value per share, of which no shares are designated or issued.

           4. INTENT TO MERGE. Generation and Life2K intend to effect a statutory parent-subsidiary merger of Life2K into Generation pursuant to Section 253 of the Delaware General Corporation Law in the manner herein set forth and the board of directors of Generation has adopted resolutions, by written consent, approving this Agreement.

           5.         PARTIES TO PROPOSED MERGER.   The name of the
corporation proposing to merge into Generation is Life2K.com, Inc. The surviving corporation shall be Generation Acquisition Corporation.

           6.         TERMS AND CONDITIONS OF PROPOSED MERGER

           6.1.       GENERAL.  Upon the effective date of the Merger:

           (a) Life2K shall merge into Generation, which shall survive the Merger and continue to be a Delaware corporation;

           (b) The shares of capital stock of Generation outstanding upon the effective date of the Merger (other than shares of such capital stock held by Life2K) shall remain outstanding shares of capital stock of Generation in accordance with their terms;

           (c) The shares of capital stock of Life2K outstanding upon the effective date of the Merger shall be cancelled; and

           (d)        The name of Generation shall become Syndication
                      Net.com, Inc.

           6.2. EFFECTIVE DATE OF THE MERGER. The effective date of the Merger shall be upon filing of the Certificate of Ownership and Merger with the State of Delaware.

           6.3. PRIVATE PROPERTY OF SHAREHOLDERS. Private property of shareholders of Generation and of Life2K shall not be subject to the payment of the corporate debts of either corporation to any extent whatsoever.

           7. CONVERSION OF SHARES. Upon the effective date of the Merger, all issued and outstanding shares of capital stock of Life2K shall automatically and by operation of law be cancelled and all certificates evidencing ownership of such shares shall be void and of no effect, and all issued and outstanding shares of capital stock of Generation shall remain issued and outstanding (other than shares of such capital stock held by Life2K which shall be cancelled).

           8. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Generation on the effective date of the Merger shall remain unchanged, subject to Generation's right to amend its Certificate of Incorporation and Bylaws in accordance with the laws of the State of Delaware.

           9. DIRECTORS AND OFFICERS. The directors and officers of Generation on the effective date of the Merger shall remain unchanged, each to hold office until a successor shall have been elected and shall have been qualified or until their earlier resignation or removal.

           10. CORPORATE APPROVAL. Pursuant to Section 253 of the Delaware General Corporation Law this Agreement and related matters shall not be submitted to the shareholders or Board of Directors of Life2K to vote or consent with respect thereto.

       11. FURTHER ASSURANCES. If at any time Life2K shall consider or be advised that any further assignment, assurance or other action is necessary or desirable to vest in Generation the title of any property or right of Life2K or otherwise to carry out the purposes of this Agreement, the proper officers and directors of Life2K shall execute and make all such proper assignments and assurances and take such other actions.

       12. EFFECTIVE DATE. The effective date of this Agreement shall be October __, 2000.

GENERATION ACQUISITION CORPORATION           LIFE 2K.COM, INC.


By:______________________________                   By:________________________
       President                                                   President